Exhibit 1.3

[Translation]

REGULATIONS OF THE BOARD OF DIRECTORS

As of June 24. 2003

Honda Motor Co., Ltd.

REGULATIONS OF THE BOARD OF DIRECTORS

Article 1.	(Purpose)

These Regulations shall govern the matters concerning the Board of Directors of the Company under Article 22 of its Articles of Incorporation.

Article 2.	(Composition)

The Board of Directors shall be composed of all of the Directors of the Company.

Corporate Auditors may attend meetings of the Board of Directors.

Article 3.	(Convocation Timing of Meetings of the Board of Directors)

Ordinary meetings of the Board of Directors shall be convened in January, February, April, June, July and October and an extraordinary meeting of the Board of Directors shall be convened whenever necessary.

Article 4.	(Person Entitled to Convene Meetings of the Board of Directors and the Chairman)

The Chairman and Director or the President and Director shall, as resolved at a meeting of the Board of Directors in advance, convene a meeting of the Board of Directors and act as chairman thereat. If both of the Chairman and Director and the President and Director are prevented from making such act, one of the other Directors shall take his/her place in the order previously established by the Board of Directors.

Provided, however, that, in the case that laws and regulations provide otherwise, one of the other Directors or Corporate Auditors shall convene a meeting of the Board of Directors.

Article 5.	(Notice of Convocation)

1. A notice of convocation shall be dispatched to each Director and to each Corporate Auditor at least three (3) days before the date of meeting.

2. If the unanimous consent of all of the Directors and Corporate Auditors is obtained, a meeting of the Board of Directors may be held without taking procedures for convocation.

Article 6.	(Method of Resolutions)

1. Resolutions of a meeting of the Board of Directors shall be adopted by a majority of the Directors present who shall constitute in number a majority of the Directors.

2. The Director who has special interests in any of the matters for resolution may not participate in the resolution on such matter.

3. The director who may not participate in the resolution under the provision of the preceding paragraph shall not be counted in the number of Directors mentioned in the paragraph 1 of this article.

Article 7.	(Opinions of the Corporate Auditors)

The Corporate Auditors shall state their opinions when deemed necessary at a meeting of the Board of Directors.

Article 8.	(Matters to be Resolved)

Matters to be resolved by the Board of Directors are as follows:

(1)	Convocation of a general meeting of the Shareholders and determination of objectives thereof and matters to be submitted thereto;

(2)	Appointment and dismissal of Representative Directors and Directors with Executive Power;

(3)	Approval of a transaction between the Company and a Director, a transaction which occurs conflict of interests between the Company and a Director and a transaction by a Director competing with the Company’s business;

(4)	Issue of new shares and bonds;

(5)	Approval of matters to be submitted to a meeting of the Shareholders regarding balance sheet, profit and loss statement, business report, proposals concerning appropriation of profits or disposition of loss, and schedules attached thereto;

(6)	Decision on Payment of interim dividends;

(7)	Establishment, move and abolition of branch offices and other important organizations;

(8)	Appointment and dismissal of managers and other important employees;

(9)	Disposition and acquisition of important assets;

(10)	Borrowings in a substantial amount; and

(11)	Other matters prescribed in laws and regulations or in the Articles of Corporation.

Article 8-2.	(Assets and Loan Management Committee)

1. The Board of Directors may, by its resolution, delegate the decisions of the matters referred to in Items (9) and (10) of the preceding Article to the Assets and Loan Management Committee.

2. The Assets and Loan Management Committee shall be composed of not less than three (3) Directors, and members of the Assets and Loan Management Committee shall be appointed by a resolution of the Board of Directors.

3. A member of members of the Assets and Loan Management Committee nominated by the Assets and Loan Management Committee shall report the details of any resolution of the Assets and Loan Management Committee to the Board of Directors without delay.

4. A Director may, even if he is not a member of the Assets and Loan Management Committee, inspect or copy the minutes of the Assets and Loan Management Committee.

Article 9.	(Matters to be Reported)

1. Directors shall report to the Board of Directors without delay in the case that any of the matters set forth below occurs:

(1)	When a transaction between the Company and a Director, a transaction which occurs conflict of interest between the Company and a Director or a transaction by a Director competing with the Company’s business was made;

(2)	When a Director becomes an unlimited-liability partner, director, corporate auditor or manager of another company; and

(3)	When Article 254.2 of the Commercial Law is applicable.

2. The Representative Director shall report to the Board of Directors on the state of business execution at least once in every three (3) months.

Article 10.	(Minutes)

The substance of the proceedings of the meeting of the Board of Directors and the results thereof shall be recorded in the Minutes, to which the Directors and the Corporate Auditors present thereat shall affix their names and seals.

Article 11.	(Consultation)

Supreme Adviser, Counselor, Special Adviser and Permanent Adviser shall answer questions by the Board of Directors or the Representative Director.

Article 12.	(Amendment)

Any amendment of this Regulations shall be made by a resolution by a meeting of the Board of Directors.

Supplementary Provision

Came into force on October 1, 1982

Partly amended on April 18, 1983

Partly amended on May 28, 1987

Partly amended on April 27, 2001

Partly amended on June 25, 2002

Partly amended on April 21, 2003

Partly amended on June 24, 2003

- No further entry -

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